Exhibit 5.1

C L I F F O R D C H A N C E	CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK NY 10019 6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com
November 13, 2006
Dr. Reddy’s Laboratories Limited
7-1-27, Ameerpet
Hyderabad 500 016
India
Ladies and Gentlemen:
We have acted as United States counsel for Dr. Reddy’s Laboratories Limited (the “Company”), a company organized under the laws of the Republic of India, in connection with the Registration Statement on Form F-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the sale from time to time by the Company of equity shares of the Company (the “Shares”) represented by American Depositary Shares (“ADSs”). The ADSs will be evidenced by American Depositary Receipts (“ADRs”). The ADRs will be issued pursuant to a Deposit Agreement (the “Deposit Agreement”) to be executed among the Company, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and the holders of the ADRs.
We have examined and are familiar with the originals of copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for purposes of the opinion set forth below. As to any fact material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies.
We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States. We have assumed that insofar as any obligations under the Deposit Agreement are to be performed in a jurisdiction outside of the United States, their performance will not be rendered illegal or ineffective by virtue of the laws of that jurisdiction. We also understand that you are receiving separate opinions from Crawford Bayley & Co., relating to Indian law.
Based upon and subject to the foregoing, we are of the opinion that upon due issuance by the Depositary of the ADRs evidencing ADSs, against the deposit of the Shares in accordance with the provisions of the Deposit Agreement, the ADSs will be duly and validly issued and the person in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us under the heading “Legal Matters” in the prospectus contained in the Registration Statement.
Very truly yours,

/s/ Clifford Chance US LLP

Clifford Chance US LLP